Mazars USA LLP
135 West 50th Street
New York, New York 10020

Tel: 212.812.7000
www.mazars.us

June 6, 2024

U.S. Securities and Exchange Commission 100 F
Street, NE
Washington, DC 20549 Ladies

and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 6, 2024 of Scientific Industries, Inc. and are in agreement with the statements therein concerning Mazars USA LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

Mazars USA LLP

New York, NY